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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Security Federal Bank, a Federal Savings Bank




We consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and Form AC filed with the Office of Thrift Supervision on October 29, 1999, of our report dated July 29, 1999, on the financial statements of Security Federal Bank, a Federal Savings Bank for the year ended June 30, 1999. We also consent to the reference to us under the headings "The Conversion - Effects of Conversion to Stock Form - Tax Effects," "Legal and Tax Opinions," and "Experts" in this Amendment No. 1 to the Registration Statement on Forms SB-2 and AC.


                                    /s/ Crowe, Chizek and Company LLP
                                    Crowe, Chizek and Company LLP

Oak Brook, Illinois

October 29, 1999